As filed with the Securities and Exchange Commission on November 21, 2018
Registration No. 333‑_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BERKSHIRE HATHAWAY ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Iowa (State or other jurisdiction of incorporation or organization)		94-2213782 (I.R.S. Employer Identification Number)
666 Grand Avenue, Suite 500 Des Moines, Iowa 50309-2580 (Address of Principal Executive Offices)

Berkshire Hathaway Energy Company
Long-Term Incentive Partnership Plan

Berkshire Hathaway Energy Company
Executive Voluntary Deferred Compensation Plan
(Full title of the plans)

Natalie L. Hocken, Esq.
Senior Vice President and General Counsel
Berkshire Hathaway Energy Company
825 NE Multnomah, Suite 2000
Portland, Oregon 97232
(503) 813-7205
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Peter J. Hanlon, Esq.
J. Alan Bannister, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
(212) 351-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$40,000,000 (2)	100%	N/A	$4,848.00 (3)

(1)
The Berkshire Hathaway Energy Holdings Company Long-Term Incentive Partnership Plan and the Berkshire Hathaway Energy Company Executive Voluntary Deferred Compensation Plan (collectively, the “Plans”) allow participating employees of Berkshire Hathaway Energy Company (“BHE”) and certain of its affiliates to defer the payment of all or a portion of their compensation for services to BHE and such affiliates and have such deferred amounts deemed invested into certain notional investments. These securities represent the unsecured obligations of BHE to pay such voluntarily deferred compensation, including notional earnings and returns thereon, in the future in accordance with the terms of the Plans (“BHE Deferred Compensation Obligations”).

(2)
Estimated solely for calculating the amount of the registration fee. Such amount is based on BHE’s estimate of the aggregate compensation to be deferred by participants under the Plans during the three-year period commencing on the initial effective date of this Registration Statement.

(3)	Calculated pursuant to paragraph (o) of Rule 457 under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Berkshire Hathaway Energy Company, formerly known as MidAmerican Energy Holdings Company, an Iowa corporation (“BHE”), relating to an aggregate of up to $40,000,000 of BHE Deferred Compensation Obligations issuable under (i) the Berkshire Hathaway Energy Company Long-Term Incentive Partnership Plan, formerly known as the MidAmerican Energy Holdings Company Long-Term Incentive Partnership Plan, and (ii) the Berkshire Hathaway Energy Company Executive Voluntary Deferred Compensation Plan, formerly known as the MidAmerican Energy Holdings Company Executive Voluntary Deferred Compensation Plan (collectively, the “Plans”), which $40,000,000 of BHE Deferred Compensation Obligations is in addition to the $20,000,000 of BHE Deferred Compensation Obligations registered on BHE's Form S-8 filed with the Securities and Exchange Commission on December 7, 2016 (No. 333-214946) and the $45,000,000 of BHE Deferred Compensation Obligations registered on BHE’s Form S-8 filed with the Securities and Exchange Commission on December 10, 2007 (No. 333-147957) (the “2007 Registration Statement”). The contents of the 2007 Registration Statement, together with all exhibits filed therewith or incorporated therein by reference, are incorporated herein by reference and made a part of this Registration Statement.
Pursuant to General Instruction E to Form S-8, because this Registration Statement registers additional securities under the Plans of the same class as those to which the 2007 Registration Statement relates and is effective, this Registration Statement consists only of the following: the facing page, the required statement regarding incorporation by reference, information required to be in this Registration Statement that is not in the 2007 Registration Statement, the required opinions and consents, and the signature page.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 8.	EXHIBITS

Exhibit No.	Description of Exhibits

5	Opinion of Lillis O'Malley Olson Manning Pose Templeman LLP.
15	Awareness Letter of Deloitte & Touche LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Lillis O'Malley Olson Manning Pose Templeman LLP (included in Exhibit 5).
24	Power of Attorney (reference is made to the signature page)

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on November 21, 2018.

BERKSHIRE HATHAWAY ENERGY COMPANY

/s/ William J. Fehrman
William J. Fehrman
Director, President and Chief Executive Officer
(principal executive officer)

Each of the undersigned officers and directors of Berkshire Hathaway Energy Company hereby severally constitute and appoint Natalie L. Hocken and Jeffery B. Erb, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William J. Fehrman	Director, President and Chief Executive Officer	November 21, 2018
William J. Fehrman	(principal executive officer)

/s/ Patrick J. Goodman	Executive Vice President and	November 21, 2018
Patrick J. Goodman	Chief Financial Officer
(principal financial and accounting officer)

/s/ Gregory E. Abel	Executive Chairman of the Board	November 21, 2018
Gregory E. Abel	of Directors

/s/ Warren E. Buffett	Director	November 21, 2018
Warren E. Buffett

/s/ Marc D. Hamburg	Director	November 21, 2018
Marc D. Hamburg

	Director	November 21, 2018
Walter Scott, Jr.

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